Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Evofem Biosciences, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that:

FIRST: The name of this Corporation is Evofem Biosciences, Inc.

SECOND: That a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was filed with the Secretary of State of Delaware on May 2, 2023 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

THIRD: The inaccuracy or defect of said Certificate is due to a clerical error in which the Effective Time represented in Article IV is inaccurate.

FOURTH: The first paragraph of Article IV of the Certificate is corrected to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”) and (b) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).

Upon the effectiveness of this Certificate of Amendment on May 18, 2023 (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each one-hundred twenty five (125) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued as a result of the reverse stock split. Instead, any stockholder who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to receive a cash payment equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price of Common Stock on the trading day immediately preceding the effective date of the reverse stock split. Notwithstanding the foregoing, the Corporation shall not be obliged to issue certificates evidencing the shares of Common Stock outstanding as a result of the reverse stock split or cash in lieu of fractional shares, if any, unless and until the certificates evidencing the shares held by a holder prior to the reverse stock split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a cash payment in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”

FIFTH: The foregoing amendment shall be effective upon the Effective Time and filing of this Certificate of Correction with the Secretary of State of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by a duly authorized officer this 17th day of May, 2023.

Evofem Biosciences, Inc.

By:	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Title:	Chief Executive Officer

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